UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 9, 2010 (September 3, 2010)

Behringer Harvard Multifamily REIT I, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-53195	20-5383745
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas

75001

(Address of principal executive offices)

(Zip Code)

(866) 655-3600

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry into a Material Definitive Agreement.

On September 3, 2010, Behringer Harvard Multifamily OP I LP (“BHMF OP”), the operating partnership of Behringer Harvard Multifamily REIT I, Inc. (which may be referred to as the “Registrant,” “we,” “our” or “us”), entered into an agreement to acquire 75% of the membership interests (the “Interests”) in Aqua Rental LLC (“Aqua Rental”) from unaffiliated sellers, Lakeshore Aqua Rental LLC  (“Lakeshore”) and Magellan Aqua LLC (“Magellan”) (collectively, the “Sellers”).  Lakeshore currently owns 99.9% of the membership interests in Aqua Rental, and Magellan currently owns the remaining 0.1%.

At the closing of this transaction, Aqua Rental will own two of the five legally divided parcels that make up Aqua at Lakeshore East, an 82-story, mixed-use building located in Chicago, Illinois and completed in 2009 (the parcels are currently owned by Aqua at Lakeshore East, LLC, an affiliate of the Sellers).  These two parcels consist of (i) 474 residential apartments located on levels 19 through 52 of the building and related amenities and facilities located on levels 1 through 3 and P1 through P5, including a public parking garage with approximately 967 parking spaces, and (ii) approximately 60,700 square feet of space for commercial and retail uses located on levels P1, 1 and 2 of the building.

If the purchase of the Interests is consummated, we will, through our subsidiaries or affiliates, become party to Aqua Rental’s amended and restated limited liability company agreement (the “LLC Agreement”).  One subsidiary or affiliate of ours will acquire the 0.1% interest in Aqua Rental owned by Magellan and serve as the managing member.  Another subsidiary or affiliate of ours will acquire a 74.9% interest in Aqua Rental from Lakeshore.  Lakeshore will retain the remaining 25.0% interest in Aqua Rental.  Our subsidiary or affiliate acting as the managing member will have exclusive control of the management, control and direction of Aqua Rental and its operations.  Below, we refer to such subsidiaries or affiliates collectively as “we” or “us.”

Under the LLC Agreement, distributions of the net cash flow of Aqua Rental will first be paid to us until we receive distributions in an amount equal to a 9% annual return, compounded annually, on our capital contributions, which are currently contemplated to be $89 million.  Distributions will continue to be paid to us until we receive distributions in an additional amount equal to our capital contributions.  Thereafter, 100% of remaining distributions will be paid to all of the members of Aqua Rental pro rata in accordance with each member’s interest.

We may, in anticipation of a capital transaction, exercise a call right under the LLC agreement to acquire Lakeshore’s 25.0% membership interest in Aqua Rental in exchange for a profits participation agreement providing Lakeshore with the same economic rights it would have as a member pursuant to the distribution provisions described above.  In addition, either we or Lakeshore may initiate buy/sell proceedings pursuant to which an offer for the other’s interests may be made.  If the offeree does not accept the offer, it must purchase the offeror’s interests based on the same valuation of Aqua Rental implied by the offeror’s offer.  No buy/sell offer may be made until after the third anniversary of the date of the LLC Agreement.  Finally, if we propose to transfer our interests in Aqua Rental to one or more third parties, then Lakeshore will be required to transfer all of its interests in the same transaction.

The contract purchase price for the Interests is $189 million, excluding closing costs and adjustments.  We expect to obtain financing in the amount of at least $100 million in connection with the acquisition.  If the purchase is consummated, we expect that the purchase price not funded by the loan will be funded from proceeds of our initial public offering.

The consummation of the purchase of the Interests is subject to substantial conditions.  The consummation of this acquisition generally will depend upon:

•                  our obtaining financing in the amount of at least $100 million in connection with the acquisition;

•                  execution of an office lease agreement pursuant to which Aqua Rental leases approximately 41,981 square feet of commercial office space to Magellan or an affiliate thereof;

•                  execution of a parking master lease agreement for the 967-space parking garage in Aqua at Lakeshore East pursuant to which Aqua Rental leases such parking garage to either (a) an affiliate of Lakeshore who will then either sublease or enter into a new management agreement with a first-class commercial parking garage operator that is not an affiliate of Lakeshore or us or (b) a joint venture between an affiliate of Lakeshore and first class commercial parking garage operator that is not an affiliate of Lakeshore;

•                  execution of a property management agreement pursuant to which Aqua Rental engages an affiliate of Lakeshore;

•                  the completion of a sale by the Sellers of the hotel contained in the Aqua at Lakeshore building;

•                  the satisfaction of the other conditions to the acquisition contained in the relevant contracts;

•                  no material adverse change occurring relating to the property; and

•                  our receipt of satisfactory due diligence information, including but not limited to, environmental and property condition reports, and lease information.

Other assets may be identified in the future that we may acquire before or instead of the investment described above.  At the time of this filing, we cannot make any assurances that the closing of this investment is probable.

Item 7.01             Regulation FD Disclosure.

On September 9, 2010, the Registrant began distribution of its 2010 Second Quarter Report Summary.  A copy of the 2010 Second Quarter Report Summary, appearing as Exhibit 99.1, is furnished and not filed pursuant to Regulation FD.

Item 9.01             Financial Statements and Exhibits.

(d)                           Exhibits.

99.1         2010 Second Quarter Report Summary

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD MULTIFAMILY
REIT I, INC.

September 9, 2010	/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Executive Vice President – Corporate Development and Legal

EXHIBIT INDEX

Exhibit No.	Description

99.1	2010 Second Quarter Report Summary.